Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Atlas Financial Holdings, Inc. (File No. 333-192579) of our report dated March 9, 2015 with respect to the consolidated financial statements and financial statement schedules listed on Item 15 of the Company's Form 10-K, of Atlas Financial Holdings, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ BDO USA, LLP

Grand Rapids, Michigan
March 9, 2015